Exhibit 4.5

SECURITIES ISSUED UPON EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT"), AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                          RENTECH, INC.

                NONSTATUTORY STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT, hereinafter referred to as the "Option" or the "Agreement," is entered into as of March 21, 2002, between RENTECH, INC., a Colorado corporation ("Company"), and REX A. JOHNSON ("Optionee"), whose address is 243 E. 19th Avenue, Suite 214, Denver, CO 80203.

     Subject to the provisions of this Option, the Optionee is entitled to purchase from the Company, at any time not later than 3:30 P.M., Colorado time, on March 31, 2005 (the "Expiration Date"), the following number of shares of common stock, having $.01 par value per share ("Common Stock"), at the exercise prices set forth next to the respective number of shares:

               Number
               of Shares        Exercise Price
               25,000     @     $0.55 per share
               25,000     @     $0.60 per share
               25,000     @     $0.65 per share

The number of shares of Common Stock to be received upon the exercise of this Option and the price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth.

     1. Option Period. This Option may be exercised up to but not later than 3:30 P.M., Colorado time, on March 31, 2005. The Option granted shall be void if not exercised during the option period.

     2. Exercise of Option. Unless the Option is terminated as provided pursuant to this Option, an Optionee may exercise this option for up to, but not in excess of, the amounts of shares subject to the Option. The Option may be exercised, in whole or in part, and at any time and from time to time within its term.

          (a) Method of Exercise. This Option shall be exercisable by a written notice delivered to the Company's principal office, to the attention of the Chief Operating Officer, which shall:

               (i) State the election to exercise the Option, the number of shares in respect of which it is being exercised (which must be in multiples of one hundred shares), the exercise price for the shares being exercised, and the person in whose name the stock certificate or




                                                    PAGE 2

certificates for such shares of common stock is to be registered, with that person's address and taxpayer identification number or social security number;

              (ii) Contain such representations and agreement as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

              (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by wire transfer or certified check, and shall be delivered with the notice of exercise. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (b) Restrictions on Exercise. As a condition to exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Transferability of Option. This Option may be exercised only by the Optionee or by a person who shall have acquired the right to such exercise by will or by laws of descent and distribution.

     4. Adjustments Upon Changes in Capitalization. Whenever there is any change in the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, recapitalization, reclassification, or other similar corporate change, the aggregate number of shares that can thereafter be purchased, and the exercise price per share, as to each option to purchase that has been previously granted and not exercised, and every number of shares used in determining whether a particular Option is exercisable thereafter, shall be appropriately adjusted. The adjustment shall be made by the Company's Board of Directors, and their determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In any such case, the number and kind of shares that are subject to any Option and the exercise price per share shall be proportionately and appropriately adjusted without any change in the aggregate exercise price to be paid therefor upon exercise of the Option.

     5. Notices. Each notice relating to this Option shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, attention of the President. Each Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee at the Optionee's address set forth in the first paragraph of this Option. Anyone to whom a notice may be given under this Option may designate a new address by notice to that effect.

     6. Benefits of Option. This Option shall inure to the benefit of and be binding upon each successor of the Company. All obligations




                                                    PAGE 3

imposed upon the Optionee and all rights granted to the Company under this Option shall be binding upon the Optionee's successors at law. This Option shall be the sole and exclusive source of any and all rights which the Optionee, and successors of Optionee may have in respect to any options for purchase of Common Stock granted hereunder.

     7. Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction or applicability of this Option will be determined by the Board of Directors of the Company.

     8. Investment Representation; Legend. Optionee represents and agrees that all shares of Common Stock purchased by Optionee under this Option will be purchased for investment purposes only and not with a view to distribution or resale. The Company may require that an appropriate legend be inscribed on the face of any certificate issued under this Option, indicating that transfer of the shares is restricted, and may place an appropriate stop transfer order with the Company's transfer agent with respect to such shares.

     IN WITNESS WHEREOF, the Company and the Optionee have caused this Option to be executed as of the day, month and year first above written.

OPTIONEE:                                 RENTECH, INC.



------------------------             By:  -------------------------------
Rex A. Johnson                            Dennis L. Yakobson, President